As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-224696

Registration No. 333-217748

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

Post-Effective Amendment No. 1 to REGISTRATION STATEMENT NO. 333-224696

Post-Effective Amendment No. 1 to REGISTRATION STATEMENT NO. 333-217748

UNDER

THE SECURITIES ACT OF 1933

FIDELITY SOUTHERN CORPORATION

(Exact name of registrant as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-1416811 (I.R.S. Employer Identification No.)

3490 Piedmont Road, Suite 1550

Atlanta, Georgia 30305

(404) 639-6500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

H. Palmer Proctor, Jr.

Chief Executive Officer

Ameris Bancorp

310 First Street, S.E.

Moultrie, Georgia 31768

(229) 890-1111

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

With copies to:

Lori Gelchion, Esq.

Jody Spencer, Esq.

Rogers & Hardin LLP

2700 International Tower

229 Peachtree Street NE

Atlanta, Georgia 30303

(404) 420-4646

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-3 (the “Registration Statements”) of Fidelity Southern Corporation, a Georgia corporation (the “Company”):

•	File No. 333-224696, registering up to 1,224,616 shares of Common Stock, no par value, for sale pursuant to the Company’s Direct Stock Purchase and Dividend Reinvestment Plan, which was filed with the SEC on May 4, 2018; and

•	File No. 333-217748, registering an indeterminate number of shares of Common Stock, no par value, and Preferred Stock, no par value, an indeterminate number of warrants, and an indeterminate principal amount of senior debt and subordinated debt securities, in each case, of the Company with an aggregate initial offering price not to exceed $100,000,000, which was filed with the SEC on May 5, 2017 and amended on June 6, 2017.

On July 1, 2019, pursuant to the Agreement and Plan of Merger, dated as of December 17, 2018 (as amended, the “Merger Agreement”), by and between Ameris Bancorp, a Georgia corporation (“Ameris”), and the Company, the Company merged with and into Ameris (the “Merger”), with Ameris surviving the Merger. As a result of the consummation of the Merger and the other transactions contemplated by the Merger Agreement, the Company has terminated the offerings of the Company’s securities pursuant to the Registration Statements.

In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but that remain unsold at the termination of the offering, this post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Moultrie, on July 1, 2019. No other person is required to sign this Post-Effective Amendment to the Registration Statements on Form S-3 in reliance upon Rule 478 under the Securities Act of 1933.

AMERIS BANCORP (as successor by merger to Fidelity Southern Corporation)

By:	/s/ Nicole S. Stokes
Name:	Nicole S. Stokes
Title:	Executive Vice President and Chief Financial Officer